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                                  EXHIBIT 8.2.1
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MORGAN BEAUMONT ENTERS INTO DISTRIBUTION AGREEMENT WITH VIRTUAL CARD SERVICES
PR NEWSWIRE, May 26, 2005

SARASOTA, Fla., May 26 /PRNewswire-FirstCall/ -- Morgan Beaumont, Inc. (OTC Bulletin Board: MBEU), a premier technology solution provider to the Stored Value and Debit Card market and owner of the SIRE Network(TM), today announced that it has entered into an exclusive distribution agreement with Virtual Card Services, LLC (VCS).

Virtual Card Services will market Morgan Beaumont's debit cards to automotive dealers nationwide who are focused on serving the sub prime market, as well as to its own customer database of sub prime consumers. VCS anticipates an initial shipment of 100,000 cards during this quarter.

Cliff Wildes, CEO of Morgan Beaumont, stated, "We are very pleased to announce this valuable distribution relationship which will facilitate the expansion of our POPs to automotive dealers and give us access to VCS's customers. Furthermore, these dealers will now be able to enhance their value to customers and generate new incremental traffic by signing up as cash loading locations on the SIRE Network."

Robert Bailey, CEO of Virtual Card Services, said, "We are very excited to be distributing Morgan Beaumont products and leveraging the power of its SIRE Network services. This partnership will benefit both our dealer channels and our customers by providing new and effective payment and cash management programs. As an example, we have strategic relationships that allow us to report certain types of card transactions, such as bill payments, which may provide consumers an opportunity to improve their FICO scores. In addition, our partnerships with banking institutions allow for a credit card product offering to customers with an adequate credit rating, thus users of the Morgan Beaumont debit card could apply for an unsecured credit card at some point in the future."

Morgan Beaumont, Inc. is a Technology Solutions Company located in Sarasota, Florida. The company is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor (TPP). The company owns and operates the SIRE Network, a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com .


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"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

     Contacts:  Erik Jensen, President
                Morgan Beaumont, Inc.
                941-753-2875 Ext. 2007

                Ken Dennard, Managing Partner
                ksdennard@drg-e.com
                DRG&E /  713-529-6600